UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person

Weil, Allen Lorne
c/o Autotote Corporation
750 Lexington Avenue, 25th Floor
New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

Autotote Corporation ("TTE")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director ( ) 10% Owner (x) Officer (give title below) ( ) Other (specify below)
   President & Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (x) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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Class A Common Stock, $.01 |9/25/ | P  | |    38,889        | A |  $1.50    |                   |      |                           |
 par value per share       |  98  |    | |                  |   |           |                   |      |                           |
 ("Common Stock")          |      |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/25/ | P  | |    40,000        | A |  $1.9677  |                   |      |                           |
                           |  98  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/25/ | P  | |    3,400         | A |  $1.75    |                   |      |                           |
                           |  98  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/25/ | P  | |    2,000         | A |  $1.6875  |                   |      |                           |
                           |  98  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/29/ | P  | |    10,000        | A |  $1.9375  |   491,917         |  D   |                           |
                           |  98  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |   216,644         |  I   |     (1)                   |
                           |      |    | |                  |   |           |                   |      |                           |
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(1) Held for the benefit of Mr. Weil's children by The Lorne Weil 1989 Trust, Philip David, trustee.  Mr. Weil disclaims beneficial ownership of these shares.
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
Warrant to Purchase   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
  Common Stock        | $2.98  |9/25/| P  | |   28,691  |   |imme-|4/30/| Common     | 28,691| $0.273| 28,691     | D |            |
                      |        |  98 |    | |           |   |diate|  00 | Stock      |       |       |            |   |            |
                      |        |     |    | |           |   | ly  |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/ A. Lorne Weil

DATE
10/09/98